Exhibit 10.7
THREDUP INC.
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of ThredUp Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers. Annual cash retainers as set forth below will be paid in advance to Outside Directors in quarterly installments on the first day of each calendar quarter following the Effective Date.
(a)Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.
(b)Additional Annual Retainer for Chair of the Board of Directors:          $20,000
(c) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$10,000
Nomination and Corporate Governance Committee Chairperson	$15,000
Nomination and Corporate Governance Committee Member	$10,000
(d)Cash Retainer Election: Outside Directors may elect to receive all of their cash retainers in the form of an equity award of fully vested restricted stock units having a Value (as defined below) equal to the amount of such cash retainer. To make such an election, the Outside Director must provide notice to the Board of Directors and specify that he or she wishes to receive such cash retainer in the form of fully-vested shares of restricted stock units.
II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on Nasdaq (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares pursuant to such award.
(b)Revisions. Subject to approval from the Board of Directors, the Compensation Committee may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board determines to make any such change or revision.
(c)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(d)IPO Grant. Upon the Effective Date, each Outside Director serving as of such date shall receive a one-time restricted stock unit grant with a value of $150,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the Effective Date until the anticipated date of the next annual meeting of stockholders if there is expected to be less than one year between the Effective Date and the anticipated date of the next annual meeting of stockholders) based on the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, that vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(e)Initial Grant. Following the Effective Date, each new Outside Director will receive an initial, one-time restricted stock unit award (the “Initial Grant”) with a Value of $300,000, which shall vest in equal annual installments over three years from the date of grant; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(f)Annual Grant. On the date of each annual meeting of stockholders of the Company following the Effective Date, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders and has served in such role for at least six (6) months, will receive a restricted stock unit award on the date of such Annual Meeting (the “Annual Grant”) with a Value of $150,000, which shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.
IV.Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $500,000; provided, however that such amount shall not exceed $750,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
Date Approved: February 10, 2021